Exhibit 99.1

1401 Harbor Bay Parkway
Alameda, CA 94502
PHONE 510 749 4200
FAX 510 749 6200 www.celera.com

Contact

David Speechly, Ph.D.

510.749.1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

ALAMEDA, CA – October 4, 2010 – Celera Corporation (NASDAQ:CRA) today announced that Ugo DeBlasi, Senior Vice President and Chief Financial Officer, has decided to leave his position to pursue employment opportunities closer to his family in Connecticut. Mr. DeBlasi has served as the Company’s CFO since April 2009, and during this time has commuted to the Company from his primary residence in Connecticut. Mr. DeBlasi has indicated he will stay at Celera until November 19, 2010, to assist the Company through its third quarter reporting obligations and transitioning of his responsibilities.

“I want to thank Ugo for his many contributions to Celera and wish him continued success,” said Kathy Ordoñez, Chief Executive Officer of Celera. “We have initiated a national search for his replacement.”

About Celera

Celera is a healthcare business focusing on the integration of genetic testing into routine clinical care through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Copyright© 2010. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.